Eastern Light Capital's Shareholders Approve Preferred Stock Conversion

SAN FRANCISCO, CA -- (Marketwire - February 11, 2011) - Eastern Light Capital, Inc. ("ELC") (NYSE Amex: ELC), a real estate investment trust ("REIT"), announced that at today's Special Shareholder meeting, both the preferred shares and the common shares, voting separately as a class approved the resolution to convert each Series A Preferred Share into 1.25 common shares. Approval will result in the issuance of approximately 246,146 additional common shares. The shareholder proposal required approval of sixty six and two thirds percent of the outstanding preferred shares and a majority of the common shares. Approximately sixty eight and one half percent of the outstanding preferred shares and fifty four percent of the outstanding common shares ratified the proposal.

The Board of Directors has voted to immediately implement the preferred to common exchange. The conversion process should be finalized within a week. The exchange will increase the total outstanding common share balance to approximately 597,047. As of September 30, 2010 that produced a net book value of approximately $6.28 per common share. The Company expects to file Form 10-K for the 12 months ended December 31, 2010 on or about March 30, 2011.

About Eastern Light Capital

Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007 new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The conversion of preferred shares into common shares will simplify the capital structure and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend. Alternative strategic plans are also being considered.

Forward-Looking Statements

This document contains "forward-looking statements" that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Richard Wrensen
Chief Executive Officer
(415) 693-9500
rwrensen@elcreit.com
www.elcreit.com